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EXHIBIT 12

                                  AIRGAS, INC.

                         COMPUTATION OF FINANCIAL RATIOS

                          (in thousands, except ratios)

                                                                               FISCAL YEAR ENDED MARCH 31,
                                                           --------------------------------------------------------------------
           RATIO OF EARNINGS TO FIXED CHARGES                1999       2000        2001         2002        2003        2004
--------------------------------------------------------   --------   ---------   ---------   ----------   --------   ---------
EARNINGS COMPUTATION:

Add:

Pretax income from continuing operations before
equity method earnings .................................   $ 79,319   $  67,033   $  46,681   $   74,556   $105,536   $ 122,493
Fixed charges ..........................................     74,697      71,862      77,611       69,167     70,974      66,113
Distributed income of equity investees..................      4,533       3,973       3,668        2,583      2,507       2,147
                                                           --------   ---------   ---------   ----------   --------   ---------
                                                           $158,549   $ 142,868   $ 127,960   $  146,306   $179,017   $ 190,753
                                                           ========   =========   =========   ==========   ========   =========
Subract:

Preferred dividend requirements of consolidated
subsidiaries                                                     --          --          --           --         --      (1,151)
                                                           --------   ---------   ---------   ----------   --------   ---------
Earnings for purposes of computation ...................   $158,549   $ 142,868   $ 127,960   $  146,306   $179,017   $ 189,602
                                                           ========   =========   =========   ==========   ========   =========

FIXED CHARGES COMPUTATION:

Interest expensed(1) ...................................   $ 62,897   $  59,029   $  63,044   $   54,024   $ 52,722   $  46,292
Estimate of the interest component of rent expense......     11,800      12,833      14,567       15,143     18,252      18,670

Preferred dividend requirements of consolidated
subsidiaries ...........................................         --          --          --           --         --       1,151
                                                           --------   ---------   ---------   ----------   --------   ---------
Fixed charges for purposes of computation...............   $ 74,697   $  71,862   $  77,611   $   69,167   $ 70,974   $  66,113
                                                           ========   =========   =========   ==========   ========   =========

RATIO OF EARNINGS TO FIXED CHARGES                             2.12X       1.99X       1.65X        2.12X      2.52X       2.87X
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(1) - Includes amortization of capitalized expenses related to debt.